Exhibit 99.1
Central Vermont Public Service

NEWS RELEASE

For Immediate Release: Jan. 22, 2009

Central Vermont Lowers 2008 Earnings Estimate
RUTLAND, VT - Central Vermont Public Service (NYSE: CV) has lowered its earnings estimate for 2008 from a range of $1.50 to $1.60 per share to a range of $1.28 to $1.38 per share.  The revised range reflects the unanticipated, record-breaking service restoration efforts related to the ice storm that hit the New England region in mid December.  The company is consulting with its regulators regarding its ability to defer a portion of the extraordinary costs under its Alternative Regulation plan.  If those costs are deferred for future recovery, 2008 earnings could rise to a range of $1.45 to $1.55 per share.  The company cannot predict the outcome of this matter at this time.

"The December ice storm did unprecedented damage to significant portions of our electrical system in rugged, rural sections of Southern Vermont," said CV President and CEO Bob Young. "The restoration effort will go down in history as the most expensive we've seen, even exceeding the so-called Nor'icane of 2007.  Our rates include a five-year average of storm restoration costs, but given the magnitude of the ice storm, that average will not fully cover our current costs, hence the revised earnings estimate."

Young said bills for the ice storm restoration continue to come in, but the company estimated costs at $5.3 million.  By comparison, costs related to the 2007 nor'icane totaled $4.3 million.

CV plans to communicate its estimate for 2009 earnings in the first quarter of 2009.

About CV
CV is Vermont's largest electric utility, serving more than 159,000 customers statewide.  CV's non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward-Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747- 5427; e-mail; scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com